Exhibit 99.1

GULF ISLAND

REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced its results for the fourth quarter and full year 2024.

FOURTH QUARTER 2024 SUMMARY

•
Consolidated revenue of $37.4 million; Adjusted consolidated revenue of $37.3 million
•
Consolidated net income of $4.3 million; Adjusted consolidated EBITDA of $3.7 million
•
Services division operating income of $0.9 million; EBITDA of $1.4 million
•
Fabrication division operating income of $4.0 million; EBITDA of $4.6 million
•
Cash and short-term investments balance of $67.3 million at December 31, 2024

FULL YEAR 2024 SUMMARY

•
Consolidated revenue of $159.2 million; Adjusted consolidated revenue of $158.1 million
•
Consolidated net income of $14.7 million; Adjusted consolidated EBITDA of $12.8 million
•
Services division operating income of $7.3 million; EBITDA of $9.3 million
•
Fabrication division operating income of $11.9 million; Adjusted EBITDA of $11.6 million

See “Non-GAAP Measures” below for the Company’s definition of adjusted revenue, EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most directly comparable GAAP measures.

MANAGEMENT COMMENTARY

“During 2024, we continued to enhance the durability and predictability of our business, driven largely by increasing our focus on small-scale fabrication, extending our fabrication focus beyond oil and gas, and expanding the capabilities of our services offerings,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “We have developed a strong foundation from which to grow our business, and we are well situated to continue investing in our growth initiatives and executing on our disciplined capital allocation strategy.”

“Our fourth quarter results benefited from our small-scale fabrication business, offset by project delays impacting our Services division and investments in growth initiatives, including our recently launched cleaning and environmental services (“CES”) offering,” said Heo.

“As we look to 2025, we continue to be encouraged by the bidding activity for our fabrication offerings and remain focused on expanding our presence in markets outside of oil and gas, such as infrastructure, government and high-tech manufacturing. Further, the project delays impacting our Services division appear to be subsiding and the CES business line is beginning to see increased volume as de-commissioning activity gains momentum,” continued Heo. “While these trends are encouraging, the timing of any large project award continues to be uncertain and our customers have indicated lower overall capital spending levels in the Gulf of America in 2025. Accordingly, we are currently expecting full year 2025 consolidated EBITDA to be less than our 2024 adjusted consolidated EBITDA.”

“We remain committed to our disciplined capital allocation strategy, with an emphasis on maintaining our financial flexibility,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “We ended the year with a cash and short-term investments balance of just over $67 million, providing us the capacity to continue making investments in our organic growth initiatives and pursue strategic acquisitions, while also providing opportunities for potential capital returns to our shareholders.”

“While we faced some headwinds during 2024, I am extremely proud of our continued execution against our strategic goals during the year, which combined with our strong financial position, has placed us in an attractive strategic position with meaningful options as we enter 2025. We are confident we have the right strategy in place and remain committed to our plan, with a continued focus on driving shareholder value,” concluded Heo.

CONSOLIDATED RESULTS FOR FOURTH QUARTER AND FULL YEAR 2024

Fourth Quarter – Consolidated revenue for the fourth quarter 2024 was $37.4 million, compared to $44.6 million for the prior year period. Adjusted consolidated revenue for the fourth quarter 2024 was $37.3 million, compared to $44.0 million for the prior year period. Adjusted consolidated revenue for the fourth quarter 2024 and 2023 excludes revenue of $0.1 million and $0.6 million, respectively, for the Shipyard division.

Consolidated net income for the fourth quarter 2024 was $4.3 million, compared to $7.1 million for the prior year period. Adjusted consolidated EBITDA for the fourth quarter 2024 was $3.7 million, compared to $6.6 million for the prior year period. Adjusted consolidated EBITDA for the fourth quarter 2024 and 2023 excludes income of $1.1 million and a loss of $0.1 million, respectively, for the Shipyard division.

Full Year – Consolidated revenue for the full year 2024 was $159.2 million, compared to $151.1 million for the prior year period. Consolidated adjusted revenue for the full year 2024 was $158.1 million, compared to $181.5 million for the prior year period. Adjusted consolidated revenue for the full year 2024 and 2023 excludes revenue of $1.1 million and negative revenue of $30.4 million, respectively, for the Shipyard division.

Consolidated net income for the full year 2024 was $14.7 million, compared to a net loss of $24.4 million for the prior year period. Adjusted consolidated EBITDA for the full year 2024 was $12.8 million, compared to $17.0 million for the prior year period. Adjusted consolidated EBITDA for the full year 2024 excludes income of $1.5 million for the Shipyard division and a gain of $2.9 million for the Fabrication division related to the sale of property that was held for sale. Adjusted consolidated EBITDA for the full year 2023 excludes a loss of $39.4 million for the Shipyard division and gains of $2.0 million for the Fabrication division from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida.

See “Non-GAAP Measures” below for the Company’s definition of adjusted revenue, EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most directly comparable GAAP measures.

DIVISION RESULTS FOR FOURTH QUARTER 2024

Services Division – Revenue for the fourth quarter 2024 was $18.8 million, a decrease of $5.7 million, or 23.2%, compared to the fourth quarter 2023. The decrease was primarily due to lower new project awards driven by lower offshore maintenance activity and delayed timing of certain project opportunities.

Operating income was $0.9 million for the fourth quarter 2024, compared to $2.7 million for the fourth quarter 2023. EBITDA for the fourth quarter 2024 was $1.4 million (or 7.4% of revenue), down from $3.2 million (or 13.2% of revenue) for the prior year period, primarily due to lower revenue, a less favorable project margin mix and ongoing investments associated with the start-up of the division’s CES business line for the current period. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services division’s operating income to EBITDA.

Fabrication Division – Revenue for the fourth quarter 2024 was $18.7 million, a decrease of $1.0 million, or 4.9%, compared to the fourth quarter 2023. The decrease was primarily due to the prior year period including the benefit of the favorable resolution of customer change orders, offset partially by higher small-scale fabrication activity for the current period.

Operating income was $4.0 million for the fourth quarter 2024, compared to $6.1 million for the fourth quarter 2023. Adjusted EBITDA for the fourth quarter 2024 was $4.6 million, down from $5.4 million for the prior year period. Adjusted EBITDA for the fourth quarter 2023 excludes gains of $1.5 million from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. The decrease in operating results for 2024 compared to 2023 (excluding the hurricane impacts) was primarily due to the prior year period including project improvements from the favorable resolution of customer change orders, offset partially by lower overhead costs, a more favorable project margin mix and improved utilization of facilities and resources for the current period associated with increased small-scale fabrication activity. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Fabrication division’s operating income to adjusted EBITDA.

Shipyard Division – Revenue for the fourth quarter 2024 was $0.1 million, a decrease of $0.4 million, compared to the fourth quarter 2023. Operating income was $1.1 million for the fourth quarter 2024, compared to an operating loss of $0.1 million for the fourth quarter 2023. The wind down of the Shipyard division’s operations was substantially completed in the fourth quarter 2023 and final completion is anticipated to occur in March 2025 upon expiration of the final warranty period for the division’s ferry projects.

Corporate Division – Operating loss was $2.4 million for the fourth quarter 2024, compared to an operating loss of $2.1 million for the fourth quarter 2023. EBITDA for the fourth quarter 2024 was a loss of $2.3 million, versus a loss of $2.0 million for the prior year period. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Corporate division’s operating loss to EBITDA.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at December 31, 2024 was $67.3 million, including $1.2 million of restricted cash associated with outstanding letters of credit. At December 31, 2024, the Company had total debt of $19.0 million, bearing interest at a fixed rate of 3.0% per annum, with annual principal and interest payments of approximately $1.7 million. The first payment was made in December 2024 and the final payment is due in December 2038. The estimated fair value of the debt is $12.3 million based on an estimated market rate of interest.

During the fourth quarter and full year 2024, the Company repurchased 59,170 and 230,938 shares of its common stock for $0.3 million (average price per share of $5.49) and $1.2 million (average price per share of $5.21), respectively, under its share repurchase program.

FOURTH QUARTER 2024 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, March 4, 2025 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, civil construction and cleaning and environmental services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This release includes certain measures, which are not recognized under U.S. generally accepted accounting principles (“GAAP”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit, new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including a gain from the sale of assets held for sale and gains from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida) and the operating results for the Company’s Shipyard division (the wind down of which is expected to be completed in March 2025). The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit or loss, adjusted to remove revenue and gross profit or loss, for the Company’s Shipyard division (the wind down of which is expected to be completed in March 2025). Reconciliations of these non-GAAP measures, including EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most directly comparable GAAP measures are presented under “Consolidated Results of Operations” and “Results of Operations by Division” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is obligated to perform under its current contracts. New project awards represent the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments. Backlog represents the unrecognized revenue value of new project awards, and at December 31, 2024, was consistent with the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results, including 2025 full-year guidance; diversification and entry into new end markets; industry outlook; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; implementation of the Company’s share repurchase program and any other return of capital to shareholders; liquidity; and execution of strategic initiatives. The words “anticipates,” “appear,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases under the share repurchase program will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion. Any other return of capital to shareholders will be at the discretion of the Board.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: cyclical nature of the oil and gas industry; competitive pricing and cost overruns on its projects; competition; reliance on significant customers; timing and its ability to secure and commence execution of new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; supply chain disruptions, inflationary pressures, economic slowdowns and recessions, natural disasters, public health crises, labor costs and geopolitical conflicts, and the related volatility in oil and gas prices and other factors impacting the global economy; changes in contract estimates; operating dangers, weather events and availability and limits on insurance coverage; utilization of facilities; operability and adequacy of its major equipment; changes in trade policies of the U.S. and other countries; adjustments to previously reported profits or losses under the percentage-of-completion method; its ability to employ a skilled workforce; loss of key personnel; failure of its safety assurance program; weather impacts to operations; performance of subcontractors and dependence on suppliers; its ability to maintain and further improve project execution; nature of its contract terms and customer adherence to such terms; suspension or termination of projects; customer or subcontractor disputes; systems and information technology interruption or failure and data security breaches; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to resolve any material legal proceedings; its ability to obtain letters of credit or surety bonds and ability to meet any indemnification obligations thereunder; consolidation of its customers; financial ability and credit worthiness of its customers; barriers to entry into new lines of business; its ability to execute its share repurchase program and enhance shareholder value; any future asset impairments; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2023, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
New project awards(2)	$41,272	$36,902	$44,400	$161,802	$157,719

Revenue	$37,416	$37,640	$44,550	$159,199	$151,067
Cost of revenue	30,101	32,984	36,087	136,946	162,968
Gross profit (loss)(3)	7,315	4,656	8,463	22,253	(11,901)
General and administrative expense(4)	3,698	2,985	3,395	13,521	16,278
Other (income) expense, net(5)	1	(1)	(1,607)	(3,547)	(2,296)
Operating income (loss)	3,616	1,672	6,675	12,279	(25,883)
Interest (expense) income, net	619	647	383	2,411	1,440
Income (loss) before income taxes	4,235	2,319	7,058	14,690	(24,443)
Income tax (expense) benefit	60	(2)	32	51	41
Net income (loss)	$4,295	$2,317	$7,090	$14,741	$(24,402)
Per share data:
Basic income (loss) per share	$0.26	$0.14	$0.44	$0.90	$(1.51)
Diluted income (loss) per share	$0.26	$0.14	$0.43	$0.88	$(1.51)
Weighted average shares:
Basic	16,359	16,489	16,285	16,370	16,193
Diluted	16,670	16,728	16,584	16,755	16,193

Consolidated Adjusted Revenue(2) Reconciliation (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Revenue	$37,416	$37,640	$44,550	$159,199	$151,067
Shipyard revenue	(126)	(490)	(556)	(1,061)	30,417
Adjusted revenue	$37,290	$37,150	$43,994	$158,138	$181,484

Consolidated Adjusted Gross Profit(2) Reconciliation (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Gross profit (loss)	$7,315	$4,656	$8,463	$22,253	$(11,901)
Shipyard gross loss (profit)	(1,165)	(75)	(93)	(1,590)	35,862
Adjusted gross profit	$6,150	$4,581	$8,370	$20,663	$23,961

Consolidated EBITDA and Adjusted EBITDA(2) Reconciliations (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net income (loss)	$4,295	$2,317	$7,090	$14,741	$(24,402)
Income tax expense (benefit)	(60)	2	(32)	(51)	(41)
Interest expense (income), net	(619)	(647)	(383)	(2,411)	(1,440)
Operating income (loss)	3,616	1,672	6,675	12,279	(25,883)
Depreciation and amortization	1,224	1,208	1,351	4,865	5,466
EBITDA	4,840	2,880	8,026	17,144	(20,417)
Gain on property sale(5)	-	-	-	(2,880)	-
Hurricane insurance gains(5)	-	-	(1,526)	-	(1,988)
Shipyard operating loss (income)	(1,132)	(22)	106	(1,505)	39,374
Adjusted EBITDA	$3,708	$2,858	$6,606	$12,759	$16,969

_________________

(1)
See “Results of Operations by Division” below for results by division.
(2)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(3)
Gross profit for the Fabrication division for the three months ended December 31, 2023, includes project improvements of $3.8 million. Gross profit (loss) for the Shipyard division for the three and twelve months ended December 31, 2024, includes project improvements of $1.0 million and $1.1 million, respectively, and for the twelve months ended December 31, 2023, includes project charges of $2.7 million and a charge of $32.5 million associated with the resolution of the Company’s previous MPSV Litigation.
(4)
General and administrative expense for the Shipyard division for the three and twelve months ended December 31, 2023, includes legal and advisory fees of $0.1 million and $3.2 million, respectively, associated with the Company’s previous MPSV Litigation.
(5)
Other (income) expense for the Fabrication division for the twelve months ended December 31, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the three and twelve months ended December 31, 2023, includes gains of $1.5 million and $2.0 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.

Results of Operations by Division (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended			Twelve Months Ended
Services Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
New project awards(1)	$18,855	$20,205	$24,150	$86,920	$92,728

Revenue	$18,824	$20,245	$24,515	$87,370	$93,548
Cost of revenue	17,164	18,205	21,080	77,169	79,765
Gross profit	1,660	2,040	3,435	10,201	13,783
General and administrative expense	695	634	699	2,759	2,902
Other (income) expense, net	81	10	(6)	106	(48)
Operating income	$884	$1,396	$2,742	$7,336	$10,929

EBITDA(1)
Operating income	$884	$1,396	$2,742	$7,336	$10,929
Depreciation and amortization	513	495	486	1,974	1,926
EBITDA	$1,397	$1,891	$3,228	$9,310	$12,855

	Three Months Ended			Twelve Months Ended
Fabrication Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
New project awards(1)	$22,649	$16,902	$19,896	$75,433	$66,629

Revenue	$18,698	$17,110	$19,664	$71,673	$89,046
Cost of revenue	14,208	14,569	14,729	61,211	78,868
Gross profit(2)	4,490	2,541	4,935	10,462	10,178
General and administrative expense	533	489	447	2,008	1,885
Other (income) expense, net(3)	(42)	18	(1,627)	(3,429)	(2,265)
Operating income	$3,999	$2,034	$6,115	$11,883	$10,558

EBITDA and Adjusted EBITDA(1)
Operating income	$3,999	$2,034	$6,115	$11,883	$10,558
Depreciation and amortization	639	633	789	2,581	3,249
EBITDA	4,638	2,667	6,904	14,464	13,807
Gain on property sale(3)	-	-	-	(2,880)	-
Hurricane insurance gains(3)	-	-	(1,526)	-	(1,988)
Adjusted EBITDA	$4,638	$2,667	$5,378	$11,584	$11,819

	Three Months Ended			Twelve Months Ended
Shipyard Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
New project awards(1)	$-	$-	$539	$354	$(528)

Revenue	$126	$490	$556	$1,061	$(30,417)
Cost of revenue	(1,039)	415	463	(529)	5,445
Gross profit (loss)(4)	1,165	75	93	1,590	(35,862)
General and administrative expense(5)	-	-	98	-	3,205
Other (income) expense, net	33	53	101	85	307
Operating income (loss)	$1,132	$22	$(106)	$1,505	$(39,374)

EBITDA(1)
Operating income (loss)	$1,132	$22	$(106)	$1,505	$(39,374)
Depreciation and amortization	-	-	-	-	-
EBITDA	$1,132	$22	$(106)	$1,505	$(39,374)

	Three Months Ended			Twelve Months Ended
Corporate Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
New project awards (eliminations)(1)	$(232)	$(205)	$(185)	$(905)	$(1,110)

Revenue (eliminations)	$(232)	$(205)	$(185)	$(905)	$(1,110)
Cost of revenue (eliminations)	(232)	(205)	(185)	(905)	(1,110)
Gross profit	-	-	-	-	-
General and administrative expense	2,470	1,862	2,151	8,754	8,286
Other (income) expense, net	(71)	(82)	(75)	(309)	(290)
Operating loss	$(2,399)	$(1,780)	$(2,076)	$(8,445)	$(7,996)

EBITDA(1)
Operating loss	$(2,399)	$(1,780)	$(2,076)	$(8,445)	$(7,996)
Depreciation and amortization	72	80	76	310	291
EBITDA	$(2,327)	$(1,700)	$(2,000)	$(8,135)	$(7,705)

_________________

(1)
New projects awards, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, EBITDA and adjusted EBITDA.
(2)
Gross profit for the Fabrication division for the three months ended December 31, 2023, includes project improvements of $3.8 million.
(3)
Other (income) expense for the Fabrication division for the twelve months ended December 31, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the three and twelve months ended December 31, 2023, includes gains of $1.5 million and $2.0 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.
(4)
Gross profit (loss) for the Shipyard division for the three and twelve months ended December 31, 2024, includes project improvements of $1.0 million and $1.1 million, respectively, (including the favorable resolution of a vendor claim that resulted in negative cost of revenue), and for the twelve months ended December 31, 2023, includes project charges of $2.7 million and a charge of $32.5 million associated with the resolution of the Company’s previous MPSV Litigation.
(5)
General and administrative expense for the Shipyard division for the three and twelve months ended December 31, 2023, includes legal and advisory fees of $0.1 million and $3.2 million, respectively, associated with the Company’s previous MPSV Litigation.

Consolidated Balance Sheets (in thousands)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$27,284	$38,176
Restricted cash	1,197	1,475
Short-term investments	38,784	8,233
Contract receivables and retainage, net	22,487	36,298
Contract assets	8,611	2,739
Prepaid expenses and other assets	5,139	6,994
Inventory	1,907	2,072
Assets held for sale	—	5,640
Total current assets	105,409	101,627
Property, plant and equipment, net	24,051	23,145
Goodwill	2,217	2,217
Other intangibles, net	557	700
Other noncurrent assets	982	739
Total assets	$133,216	$128,428
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,801	$8,466
Contract liabilities	1,278	5,470
Accrued expenses and other liabilities	13,180	14,836
Long-term debt, current	1,117	1,075
Total current liabilities	21,376	29,847
Long-term debt, noncurrent	17,888	18,925
Other noncurrent liabilities	850	685
Total liabilities	40,114	49,457
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,346 issued and outstanding at December 31, 2024 and 16,258 at December 31, 2023	11,669	11,729
Additional paid-in capital	108,065	108,615
Accumulated deficit	(26,632)	(41,373)
Total shareholders’ equity	93,102	78,971
Total liabilities and shareholders’ equity	$133,216	$128,428

Consolidated Cash Flows (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Cash flows from operating activities:
Net income (loss)	$4,295	$2,317	$7,090	$14,741	$(24,402)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,224	1,208	1,351	4,865	5,466
Change in allowance for doubtful accounts and credit losses	—	—	—	(28)	(410)
(Gain) loss on sale or disposal of assets held for sale and fixed assets, net	35	—	276	(3,907)	27
Gain on insurance recoveries	—	—	(326)	—	(571)
Stock-based compensation expense	333	406	525	1,777	1,991
Changes in operating assets and liabilities:
Contract receivables and retainage, net	1,017	9,929	(614)	13,839	(7,093)
Contract assets	(2,796)	(3,594)	1,566	(5,872)	2,100
Prepaid expenses, inventory and other current assets	(707)	249	(2,962)	1,694	(133)
Accounts payable	235	(3,382)	(2,923)	(2,608)	(9)
Contract liabilities	(201)	(2,650)	1,936	(4,192)	(2,726)
Accrued expenses and other current liabilities	(891)	1,347	1,579	(1,385)	1,206
Noncurrent assets and liabilities, net	(239)	(184)	(129)	(676)	31,751
Net cash provided by operating activities	2,305	5,646	7,369	18,248	7,197
Cash flows from investing activities:
Capital expenditures	(464)	(1,314)	(1,175)	(5,344)	(2,876)
Proceeds from sale of property and equipment	—	—	60	9,614	456
Recoveries from insurance claims	—	—	—	326	245
Purchases of short-term investments	(29,238)	(14,407)	(8,297)	(100,982)	(39,028)
Maturities of short-term investments	34,475	22,500	15,500	70,430	40,700
Net cash provided by (used in) investing activities	4,773	6,779	6,088	(25,956)	(503)
Cash flows from financing activities:
Principal payments on long-term debt	(1,075)	—	—	(1,075)	—
Payments on insurance finance arrangements	—	—	—	—	(1,257)
Tax payments for vested stock withholdings	—	—	—	(1,183)	(482)
Repurchases of common stock	(325)	(606)	(128)	(1,204)	(128)
Net cash used in financing activities	(1,400)	(606)	(128)	(3,462)	(1,867)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,678	11,819	13,329	(11,170)	4,827
Cash, cash equivalents and restricted cash, beginning of period	22,803	10,984	26,322	39,651	34,824
Cash, cash equivalents and restricted cash, end of period	$28,481	$22,803	$39,651	$28,481	$39,651